EXHIBIT 2.6









                      AGREEMENT AND PLAN OF REORGANIZATION


                                      AMONG


                                      EMCON
                           (a California corporation);

                  ADVANCED ANALYTICAL SOLUTIONS DELAWARE, INC.
                            (a Delaware corporation);

                   ADVANCED ANALYTICAL SOLUTIONS INCORPORATED
                            (a Colorado corporation);

                                       AND

         THE SHAREHOLDERS OF ADVANCED ANALYTICAL SOLUTIONS INCORPORATED
                           (the Colorado Corporation)




                                  April 3, 1998


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                      AGREEMENT AND PLAN OF REORGANIZATION


         This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of April 3, 1998 by and among EMCON, a California corporation ("EMCON"), Advanced Analytical Solutions Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of EMCON ("Sub"), Advanced Analytical Solutions Incorporated, a Colorado corporation ("A2S") and the Shareholders of A2S (collectively, the "A2S Shareholders").


                                    RECITALS

         A. Pursuant to a statutory merger of A2S with and into Sub, with Sub being the surviving corporation (the "Merger"), among other things, the outstanding shares of A2S Common Stock ("A2S Common Stock") shall be converted into the right to receive the Merger Consideration (as defined in Section 1.6) upon the terms and subject to the conditions set forth herein.

         B. A2S, EMCON and the A2S Shareholders desire to make certain representations and warranties and other agreements in connection with the Merger.

         C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a forward triangular reorganization under the provisions of Section 368(a)(2)(d) of the Code.

         NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

         1.       The Merger.

                  1.1. The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law" or "DGL") and the law of the State of Colorado ("Colorado Law"), A2S shall be merged with and into Sub, the separate corporate existence of A2S shall cease and Sub shall continue as the surviving corporation. Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

                  1.2. Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place on April 3, 1998 (the "Closing Date"). The Closing shall take place at the offices of Schlueter & Associates, P.C., 1050 17th Street, Suite 1700, Denver, Colorado 80265, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, together with the required officers' certificates, with the Secretary of State of each of the states of Delaware and Colorado, in accordance with the relevant provisions of Delaware Law and Colorado Law (the time of such filing being the "Effective Time").

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                  1.3.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law and Colorado Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of A2S shall vest in the Surviving Corporation, and all debts, liabilities and duties of A2S shall become the debts, liabilities and duties of the Surviving Corporation.

                  1.4.     Certificate of Incorporation; Bylaws.

                           (a)      At the Effective  Time, the Certificate of
Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.
                           (b)      At the Effective  Time,  the Bylaws of Sub,
as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

                  1.5. Directors and Officers. At the Effective Time, the directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                  1.6. Merger Consideration. By virtue of the Merger, EMCON shall deliver the following consideration (the "Merger Consideration") to the A2S Shareholders:

                           (a)      Cash   Consideration.   At  the  Closing,
EMCON shall deliver to the A2S Shareholders an aggregate of Six Hundred Thousand Dollars ($600,000) (the "Cash Consideration") as set forth in Schedule 1.7 hereto.
                           (b)      EMCON Common Stock. At the Closing,  EMCON
shall deliver to the holders of A2S Common Stock (the "A2S Capital Stock") an aggregate of 123,077 shares of EMCON Common Stock as set forth in Section 1.7 hereof .
                           (c)      Earnout Payments. During the first two years
following the Closing, the A2S Shareholders shall be eligible to earn Earnout Payments (as defined in Section 6.1(b) hereof) up to an aggregate of $300,000, subject to the terms and conditions of Section 6.1 hereof.

                  1.7. Effect on Capital Stock At the Effective Time, by virtue of the Merger and without any action on the part of EMCON, A2S or the holders of any of the following securities:

                           (a) Conversion  of  A2S  Common  Stock.  Each  share
of A2S Common Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive 1.8648 shares of EMCON Common Stock and $9.0909 in Cash Consideration (the "Exchange Ratio"), as set forth in
Schedule 1.7 hereto.
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                           (b)    Adjustments  to Exchange Ratio. The Exchange
Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into EMCON Common Stock or A2S Common Stock), reorganization, recapitalization or other like change with respect to EMCON Common Stock or A2S Common Stock occurring after the date hereof and prior to the Effective Time.

                           (c)      Fractional Shares.  No fraction  of a share
of EMCON Common Stock will be issued, but in lieu thereof each holder of shares of A2S Common Stock who would otherwise be entitled to a fraction of a share of EMCON Common Stock (after aggregating all fractional shares of EMCON Common Stock to be received by such holder) shall receive from EMCON an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Fair Market Value of EMCON Common Stock. The term "Fair Market Value" shall mean the closing price of EMCON Common Stock on the Closing Date, as reported on the Nasdaq National Market (the "Fair Market Value"). The fractional share interests of each A2S shareholder shall be aggregated, so that no A2S shareholder shall receive cash in respect of fractional share interests in an amount greater than the value of one full share of EMCON Common Stock.

                           (d)      Certificate  Legends.  The shares of EMCON
Common Stock to be issued pursuant to this Section 1 shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act or 1933, as amended (the "Securities Act"), only in certain limited circumstances. Each certificate evidencing shares of EMCON Common Stock to be issued pursuant to this Section 1 shall bear the following legend:
                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

         and any legends required by state securities laws.

                  1.8.     Surrender of Certificates.

                           (a)      EMCON to Provide Common Stock and Cash.  At
the Closing, EMCON shall deliver to the A2S Shareholders certificates evidencing the shares of EMCON Common Stock issuable pursuant to Section 1.7(a) in exchange for shares of A2S Common Stock outstanding immediately prior to the Effective Time, and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares.
                           (b)      Transfers of Ownership.  At the Effective
Time, the stock transfer books of the A2S shall be closed and there shall be no further registration of transfers of A2S Common Stock thereafter on the records of the A2S. If any certificate for shares of EMCON Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate

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


so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to EMCON or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of EMCON Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of EMCON or any agent designated by it that such tax has been paid or is not payable.

                  1.9. No Further Ownership Rights in A2S Capital Stock. The Merger Consideration delivered upon the surrender for exchange of shares of A2S Capital Stock in accordance with the terms hereof (including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of A2S Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of A2S Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.

                  1.10. Taking of Necessary Action; Further Action. Each of EMCON and A2S will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of A2S, the officers and directors of EMCON are fully authorized in the name of their corporation or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

         2.       Conditions to the Merger.

                  2.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                           (a)      Shareholder Approval.  This  Agreement  and
the Merger shall be approved and adopted by all of the shareholders of the A2S.

                           (b)      Board  Approval.  This  Agreement  and the
Merger shall be approved and adopted by the Board of Directors of EMCON and A2S.

                           (c)      No Injunctions or Restraints;  Illegality.
No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which would have a Material Adverse Effect on either EMCON or on EMCON combined with the Surviving Corporation after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced

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


or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.
                           (d)      Governmental  Approval.  EMCON and A2S and
their respective subsidiaries shall have timely obtained from each Governmental Entity (as defined below) all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR other than filings and approvals relating to the Merger or affecting EMCON's ownership of A2S or any of its properties if failure to obtain such approval, waiver or consent would not have a Material Adverse Effect on EMCON or on EMCON combined with the Surviving Corporation after the Effective Time.

                  2.2. Additional Conditions to Obligations of A2S. The obligations of A2S to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by A2S:

                           (a)      Representations,  Warranties and Covenants.
The representations and warranties of EMCON in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and EMCON shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.
                                    (b)     Certificate   of  EMCON.  A2S  shall
have been provided with a certificate executed on behalf of EMCON by its President and its Chief Financial Officer to the effect that, as of the Effective Time:
                                     (i)    all  representations  and warranties
made by EMCON under this Agreement are true and complete in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects); and

                                    (ii)    all  covenants,  obligations  and
conditions of this Agreement to be performed by EMCON on or before such date have been so performed in all material respects.

                           (c)      No Material  Adverse  Changes.  Since the
Balance Sheet Date, there shall not have occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of EMCON and its subsidiaries, taken as a whole.
                           (d)      Third  Party   Consents.   A2S  shall  have
been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval is required in connection with the Merger.

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


                           (e)      Injunctions  or  Restraints  on Conduct of
Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting EMCON's conduct or operation of the business of EMCON and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.
                           (f)      Legal  Opinion.  A2S shall have  received a
legal opinion from EMCON's in house legal counsel in substantially the form of Exhibit B-1.

                  2.3 Additional Conditions to the Obligations of EMCON. The obligation of EMCON to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by EMCON:

                           (a)      Representations,  Warranties and Covenants.
The representations and warranties of A2S in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and A2S shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                           (b)      Certificate  of  A2S.  EMCON  shall  have
been provided with a certificate executed on behalf of A2S by its President and Treasurer to the effect that, as of the Effective Time:

                                    (i)    all  representations  and  warranties
made by A2S under this Agreement are true and complete in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects); and

                                    (ii)    all  covenants,  obligations  and
conditions of this Agreement to be performed by A2S on or before such date have been so performed in all material respects.

                           (c)      Third  Party Consents.   EMCON  shall  have
been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval is required in connection with the Merger.
                           (d)      Injunctions  or  Restraints  on Conduct of
Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting EMCON's conduct or operation of the business of A2S and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

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                           (e)      Legal  Opinion.  EMCON  shall have received
a legal  opinion from A2S's legal counsel in  substantially  the form of Exhibit
B-2.
                           (f)      No Material  Adverse Changes in Business.
Since the Balance Sheet Date, there shall not have occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of A2S, taken as a whole.
                           (g)      Employment and Non-Competition  Agreements.
Each of William J. Hengemihle and Christopher M. Wittenbrink (the "Key Employees") shall have accepted employment with Sub pursuant to the terms of an Employment and Non-Competition Agreement substantially in the form attached as Exhibit C.
                           (h)      Consulting  Agreement.  Timothy M.  Keaten
shall have entered a short-term consulting agreement with the Surviving Corporation in the form attached hereto as Exhibit D and a non-competition agreement with terms substantially the same as those entered into by the Key Employees.
                           (i)      No Material  Adverse  Changes.  Except for
the funds borrowed from Wells Fargo Bank, N.A. under the A2S line of credit to purchase the promissory note issued by Marty Cuerdon to Bonnie Cuerdon dated February 20, 1993 (the "Cuerdon Promissory Note") (which was disclosed to and consented to by EMCON), there shall not have occurred any material adverse change (including, but not limited to, cash distributions or decreases in net assets) in the A2S Balance Sheet (as defined in Section 0 hereof) since February 28, 1998, other than in the ordinary course of business and consistent with past practice.
                           (j)      Release of Security  Interests.  Except for
the security interests that exist under the credit arrangements between A2S and Well Fargo Bank, N.A., and leases or purchase money security interests in certain equipment of A2S, the A2S Shareholders shall have delivered to EMCON written evidence legally sufficient to terminate any and all security interests, liens or other encumbrances on the outstanding shares of A2S Common Stock or the assets of A2S.

         3. Representations and Warranties of the A2S Shareholders. Except as disclosed in a document of even date herewith and delivered by the A2S Shareholders to EMCON prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "A2S Disclosure Schedule"), each A2S Shareholder, as to himself, represents and warrants to EMCON as follows (any representation or warranty of A2S herein shall be deemed to be a representation and warranty of each A2S Shareholder):

                  3.1. Organization, Standing and Power. A2S is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. A2S has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on A2S. A2S has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of A2S each as amended to date, to EMCON. A2S is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. A2S does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

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                  3.2.  Authority.  As of the  Closing  Date,  A2S will have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. As of the Closing Date, the
execution  and  delivery  of  this  Agreement  and  the   consummation   of  the
transactions contemplated hereby will have been duly authorized by all necessary corporate action on the part of A2S. The affirmative vote of the holders of a majority of the shares of A2S Common Stock outstanding on the record date for the written consent of shareholders relating to this Agreement is the only vote of the holders of any of A2S's Capital Stock necessary under Colorado Law to approve this Agreement and the transactions contemplated hereby. As of the Closing Date, the Board of Directors of A2S shall have (i) unanimously approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is in the best interests of the shareholders of A2S and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of A2S approve this Agreement and the Merger. This Agreement has been duly executed and delivered by A2S and constitutes the valid and binding obligation of A2S enforceable against A2S in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by A2S does not, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the Articles of Incorporation or Bylaws of A2S, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to A2S or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to A2S in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 0, (ii) filings required under Regulation D of the Securities Act of 1933, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on A2S and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

                  3.3. Governmental Authorization. A2S has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which A2S currently operates or holds any interest in any of its properties or (ii) that is required for the operation of A2S's business or the holding of any such interest and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations could not reasonably be expected to have a Material Adverse Effect on A2S.

                  3.4. Title to Property. A2S has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the A2S Balance Sheet or acquired after the A2S Balance Sheet Date (except properties, interests in properties and assets

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sold or otherwise  disposed of since the A2S Balance  Sheet Date in the ordinary course of business), and with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the A2S Balance Sheet. The property and equipment of A2S that are used in the operations of its businesses are in all material respects in good operating condition and repair, subject to normal wear and tear. All material properties used in the operations of A2S are reflected in the A2S Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. All leases to which A2S is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to EMCON. A2S owns no real property. True and correct copies of all such real property leases have been provided to EMCON.

                  3.5. Capital Structure. The authorized capital stock of A2S consists of 200,000 shares of A2S Common Stock and 100,000 shares of A2S Preferred Stock. As of the Closing Date, there will be issued and outstanding 66,000 shares of A2S Common Stock and no shares of A2S Preferred Stock. All outstanding shares of A2S Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of A2S or any agreement to which A2S is a party or by which it is bound.

                           Except for the rights created  pursuant to this
Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which A2S is a party or by which it is bound obligating A2S to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of A2S Capital Stock or obligating A2S to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of A2S's capital stock (i) between or among A2S and any of its shareholders and (ii) to A2S's knowledge, between or among any of A2S's shareholders. All shares of outstanding A2S Common Stock were issued in compliance with all applicable federal and state securities laws.
                  3.6. Financial Statements. A2S has delivered to EMCON its unaudited financial statements for each of the fiscal years ended December 31, 1997 and December 31, 1996, respectively, and interim financial statements for the two month period ended February 28, 1998 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (except that the Financial Statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the financial condition and operating results of A2S as of the dates, and for the periods, indicated therein, subject to normal end of period adjustments. A2S maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

                  3.7. Absence of Certain Changes. Since February 28, 1998 (the "A2S Balance Sheet Date"), A2S has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to A2S;
(ii) any acquisition, sale or transfer of any material asset of A2S other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by A2S or any revaluation by A2S of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of A2S or any direct or indirect redemption, purchase or other acquisition by A2S of any of its shares of capital stock; (v) any material contract entered into by A2S, other than in the ordinary course of business and as provided to EMCON, or any material amendment or termination of, or default under, any material contract to which A2S is a party or by which it is bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws of A2S; (vii) any increase in or modification of the compensation or benefits payable or to become payable by A2S to any of its directors or employees; or (viii) any negotiation or agreement by A2S to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with EMCON and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of A2S's capital stock.

                  3.8. Absence of Undisclosed Liabilities. A2S has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended February 28, 1998 (the "A2S Balance Sheet"),
(ii) those incurred in the ordinary course of business and not required to be set forth in the A2S Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the A2S Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

                  3.9. Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of A2S, threatened against A2S or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on A2S. There is no judgment, decree or order against A2S, or, to the knowledge of A2S, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on A2S. All litigation to which A2S is a party (or, to the knowledge of A2S, threatened to become a party) is disclosed in the A2S Disclosure Schedule.

                  3.10. Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon A2S which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of A2S, any acquisition of property by A2S or the conduct of business by A2S as currently conducted or as proposed to be conducted by A2S.

                  3.11.    Intellectual Property.

                           (a)      A2S owns and has good and marketable title
to, or is licensed or otherwise possesses legally enforceable rights to use, all patents, patent applications, trademarks, trade names,  service marks,  copyrights (whether
registered or unregistered), and any applications therefor, maskworks, maskwork applications, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs and applications (in both source code and object code form), client lists and tangible or intangible proprietary information and material ("Intellectual Property") that are used or currently proposed to be used in the business of A2S as currently conducted or as proposed to be conducted by A2S, except to the extent that the failure to have such rights has not had and would not reasonably be expected to have a Material Adverse Effect on A2S. A2S is the exclusive owner of all Intellectual Property. A2S has not licensed any of the Intellectual Property on an exclusive basis.

                           (b)    All patents, registered  trademarks,  service
marks and copyrights held by A2S are valid and subsisting. A2S is not infringing, misappropriating or making unlawful use of, and has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. A2S (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.
                           (c)     All  current and  former officers,  employees
and consultants of A2S have executed and delivered to A2S an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to A2S of any Intellectual Property arising from services performed for A2S by such persons, the form of which has been supplied to EMCON.

                  3.12. Interested Party Transactions. A2S is not indebted to any director, officer, employee or agent of A2S (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to A2S.

                  3.13. Minute Books. The minute books of A2S made available to EMCON contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of A2S through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

                  3.14. Complete Copies of Materials. A2S has delivered or made available true and complete copies of each document which has been requested by EMCON or its counsel in connection with their legal and accounting review of A2S.

                  3.15. Material Contracts. All the material contracts and agreements to which A2S is a party are listed in Schedule 3.15 hereto. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to A2S, and to A2S's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither the A2S nor, to A2S's knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach of default by A2S or, to A2S's knowledge, by any such other party, or permit termination, modification or acceleration, under the agreement. A2S is not a party to any material oral contract, agreement or other arrangement other than as may be disclosed in Schedule 3.15 hereto.

                  3.16. Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, are collectible in accordance with their terms at their recorded amounts and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements is sufficient to provide for any losses which may be sustained on revaluation of the receivables.

                  3.17 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 5% of A2S's gross revenues during the 12 month period preceding the date hereof and no supplier of A2S, has canceled or otherwise terminated, or made any written threat to A2S to cancel or otherwise terminate its relationship with A2S or has at any time on or after February 28, 1998 decreased materially its services or supplies to A2S in the case of any such supplier, or its usage of the services or products of A2S in the case of such customer, and to A2S's knowledge, no such supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with A2S or to decrease materially its services or supplies to A2S or its usage of the services or products of A2S, as the case may be. A2S has not knowingly breached, so as to provide a benefit to A2S that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of A2S.

                  3.18. Employees and Consultants. The A2S Disclosure Schedule or a letter delivered to EMCON by A2S contains a list of the names of all employees and consultants of A2S, their respective salaries or wages, other compensation and dates of employment and positions.

                  3.19.    Environmental Matters

                           (a)  The following terms shall be defined as follows:

                                    (i)     "Environmental  Laws"  shall  mean
any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                                     (ii)   "Hazardous  Materials"  shall  mean
any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                           (b)      A2S is not and has not been in violation of
any Environmental Law relating to the properties or facilities of A2S at which any part of A2S's business is or has been conducted. A2S has not used, generated, manufactured or stored on or under any part of its properties or facilities at which any part of A2S's business is or has been conducted, or transported to or from any part thereof, any Hazardous Materials in violation of any applicable Environmental Laws. There has not been any presence, disposal, or release of any Hazardous Materials on, from or under any part of A2S's properties or facilities at which any part of A2S's business is or has been conducted. No civil, criminal or administrative action, proceeding or investigation is pending against A2S, or to A2S's knowledge, threatened against A2S, and A2S is not aware of any facts or circumstances which could form the basis for assertion of a claim or liability, regarding non-compliance with Environmental Laws relating to A2S's business.

                  3.20. Taxes. As used in this Agreement, the terms "Tax" and, collectively, "Taxes" mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                           (a)      A2S  has  prepared  and  timely  filed  all
returns, estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to A2S or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law or an adequate reserve has been made for such Taxes on the A2S Balance Sheet.

                           (b)      A2S, as of the Closing Date:  (i) will have
paid all Taxes shown to be payable on such Returns covered by Section 3.20 (a) and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

                           (c)      There is no Tax  deficiency  outstanding or
assessed or, to the best of A2S's knowledge, proposed against A2S that is not reflected as a liability on the A2S Balance Sheet nor has A2S executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

                           (d)      A2S has no material liabilities for unpaid
Taxes that have not been accrued for or reserved on the A2S Balance Sheet, whether asserted or unasserted, contingent or otherwise.

                           (e)  A2S is not a party to any tax-sharing  agreement
or similar arrangement with any other party, or any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

                           (f)      A2S's Returns have never been audited by a
government or taxing authority, nor is any such audit in process or pending, and A2S has not been notified of any request for such an audit or other examination.
                           (g)     A2S has never been a member of an  affiliated
group of  corporations  filing a consolidated federal income tax return.

                           (h)      A2S  is not aware of any plan or  intention
on the part of its shareholders to engage in any sale or sales of EMCON Common Stock to be received pursuant to the Merger. For purposes of this Section
3.20 (h), the term "sale" shall include any sale, exchange, transfer, distribution, redemption or reduction in any way of the risk of ownership (by short sale or otherwise), or other disposition, whether direct or indirect.

                           (i)      A2S has made available to EMCON  copies of
all Returns  filed for all periods since its inception.

                           (j)     A2S has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by A2S.

                           (k)      A2S has not been at any time a United States
Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

                           (l)    A2S is not a party to any contract, agreement,

plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of A2S that, individually or collectively, could give rise to the payment of any amount that would not be deductible by A2S as an expense under applicable law.

                           (m)     A2S does not currently and has never met the
criteria of a Qualified Personal Service Corporation as defined in the Internal Revenue Code Section 448(d)(2)and Treasury Regulations Section 1.448-1T(e)(3).

                  3.21.    Employee Benefit Plans.

                           (a)     Schedule 3.21 lists, with respect to A2S and
any trade or business (whether or not incorporated) which is treated as a single employer with A2S (an "ERISA Affiliate") within the meaning of Section 414(b), (c),(m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of A2S and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of A2S of greater than $10,000 remain for the benefit of or relating to, any present or former employee, consultant or director of A2S (together, the "A2S Employee Plans").

                           (b)      A2S has  furnished to EMCON a copy of  each
of the A2S Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each A2S Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any A2S Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. A2S has also furnished EMCON with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such A2S Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any A2S Employee Plan subject to Code
Section 401(a).

                           (c)    (i) None of the A2S  Employee Plans  promises
or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any A2S Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each A2S Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and A2S and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the A2S Employee Plans; (iv) neither A2S or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the A2S Employee Plans; (v) all material contributions required to be made by A2S or ERISA Affiliate to any A2S Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each A2S Employee Plan for the current plan years; (vi) with respect to each A2S Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and (vii) no A2S Employee Plan is covered by, and neither A2S or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each A2S Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(l) of ERISA, A2S has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such A2S Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of A2S is threatened, against or with respect to any such A2S Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither A2S or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                           (d)      With  respect to each A2S Employee  Plan,
A2S and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

and   the   proposed    regulations   thereunder   and  (ii)   the   applicable
requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not in the aggregate, have a Material Adverse Effect.

                           (e)      The  consummation of the  transactions
contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of A2S or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

                           (f)      There  has been no amendment  to,  written
interpretation or announcement (whether or not written) by A2S or other ERISA Affiliate relating to, or change in participation or coverage under, any A2S Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in A2S's financial statements.

                  3.22. Employee Matters. A2S is in compliance with all currently applicable laws and regulations respecting discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, except for such noncompliance as has not and would not reasonably be expected to have had a Material Adverse Effect on A2S, and is not engaged in any unfair labor practice. There are no pending claims against A2S under any workers' compensation plan or policy or for long term disability. A2S has no material obligations under COBRA with respect to any former employees or beneficiaries thereunder. There are no proceedings pending or, to the knowledge of A2S, threatened, between A2S and its employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on A2S. A2S is not a party to any collective bargaining agreement or other labor union contract nor does A2S know of any activities or proceedings of any labor union to organize its employees. There has been no claim against A2S based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, nor, to A2S's knowledge, is there any basis for such claim. In addition, A2S has provided all employees with all relocation benefits, stock options, bonuses and incentives, and all other compensation earned up through the date of this Agreement.

                  3.23. Insurance. Schedule 3.23 lists each policy of insurance and bonds held by A2S. A2S has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of A2S. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and A2S are otherwise in compliance with the terms of such policies and bonds. A2S has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                  3.24. Compliance With Laws. A2S has complied with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on A2S.

                  3.25. Brokers' and Finders' Fees. A2S has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  3.26. Ownership of Shares and Options. Except as set forth in the A2S Disclosure Schedule, each A2S Shareholder owns of record and beneficially the number of shares of A2S Common Stock, indicated opposite such A2S Shareholder's name in Schedule 1.7 hereto, as applicable, with full right and authority to sell or exchange, as applicable, such securities hereunder, and upon delivery of such shares hereunder, EMCON will receive good title thereto, free and clear of all mortgages, pledges or security interests and not subject to any agreements or understandings among any Persons with respect to the voting or transfer of such securities other than those arising under agreements to which EMCON is a party.

                  3.27. Execution, Delivery and Enforceability of Agreement; No Violation. This Agreement has been duly executed and delivered by or on behalf of each A2S Shareholder, and at the Closing any other documents required hereunder to be executed and delivered by or on behalf of each A2S Shareholder will have been duly executed and delivered. This Agreement constitutes the legal, valid and binding obligation of each A2S Shareholder, enforceable against such A2S Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. Any other agreements or documents required hereunder to be executed and delivered by each A2S Shareholder at Closing will constitute the legal, valid and binding agreements of each A2S Shareholder executing the same, enforceable against such A2S Shareholder in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. Neither the execution of this Agreement nor the consummation of the transactions contemplated by each A2S Shareholder will violate, or constitute a default under, or permit the acceleration of maturity of, except to the extent waived, and indentures, mortgages, promissory notes, contracts or agreements to which such A2S Shareholder is a party or by which such A2S Shareholder or such A2S Shareholder's properties are bound.

                  3.28. Information Supplied. To the Knowledge of each A2S Shareholder, neither this Agreement, the A2S Financial Statements, the A2S Disclosure Schedule, the Exhibits attached to this Agreement, nor any other certificate or document furnished or to be furnished by A2S or the A2S Shareholders pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact known to the A2S Shareholders or A2S, respectively, or omits or will omit to state a material fact necessary to make the statements contained in such information not misleading in light of the circumstances under which such statements were made.

                  3.29. Residence and Domicile. Each A2S Shareholder is a resident of, and domiciled in, the State indicated on Schedule 1.7 hereto, as applicable, as being the residence of such A2S Shareholder.

                  3.30. Brokers or Finders. Neither the A2S Shareholders nor any of such A2S Shareholders' agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

                  3.31.  Representations  Complete. To A2S's knowledge,  none of the representations or warranties made by A2S herein or in any Schedule or Exhibit hereto, including the A2S Disclosure Schedule, or certificate furnished by A2S pursuant to this Agreement or any written statement furnished to EMCON pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contain, or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that for purposes of this representation, any document attached hereto that provides information inconsistent with or in addition to any other written statement furnished to EMCON in connection with the transaction contemplated hereby, shall be deemed to supersede any other document or written statement furnished to EMCON with respect to such inconsistent or additional information.

         4. Representations and Warrantees of EMCON and Sub. Except as disclosed in a document of even date herewith and delivered by EMCON to A2S prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "EMCON Disclosure Schedule"), each of EMCON and Sub represents and warrants to A2S as follows:

                  4.1.Organization, Standing and Power. Each of EMCON and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. EMCON has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on EMCON. EMCON is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

                  4.2. Authority. EMCON and Sub each has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of EMCON and Sub. This Agreement has been duly executed and delivered by EMCON and Sub and constitutes the valid and binding obligation of EMCON and Sub. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (i) any provision of the Articles of Incorporation or Bylaws of EMCON or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to EMCON or any of its subsidiaries or their properties or assets. No consent approval, order or authorization of or registration, declaration or filing with, any Governmental Entity, is required by or with respect to EMCON or any of its subsidiaries in connection with the execution and delivery of this Agreement by EMCON or the consummation by EMCON of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 0, (ii) the filing of a Form D with the Securities and Exchange Commission in accordance with Regulation D following the Effective Time, (iii) the filing of a Form 8-K with the Securities and Exchange Commission ("SEC") and National Association of

Securities Dealers ("NASD") within 15 days after the Closing Date, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR, (vi) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of EMCON Common Stock issuable upon conversion of the A2S Common Stock in the Merger, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on EMCON and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

                  4.3. SEC Documents: Financial Statements. EMCON has furnished to A2S a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by EMCON since December 31, 1997, and, prior to the Effective Time, EMCON will have furnished A2S with true and complete copies of any additional documents filed with the SEC by EMCON prior to the Effective Time (collectively, the "EMCON SEC Documents"). In addition, EMCON has made available to A2S all exhibits to the EMCON SEC Documents filed prior to the date hereof and will promptly make available to A2S all exhibits to any additional EMCON SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the EMCON SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect except those which have expired in accordance with their terms, and neither EMCON nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the EMCON SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act and none of the EMCON SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed EMCON SEC Document prior to the date hereof. The financial statements of EMCON, including the notes thereto, included in the EMCON SEC Documents (the "EMCON Financial Statements"), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The EMCON Financial Statements fairly present the consolidated financial condition and operating results of EMCON and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring yearend adjustments). There has been no change in EMCON accounting policies except as described in the notes to the EMCON Financial Statements.

                  4.4. Absence of Certain Changes. Since December 31, 1997 (the "EMCON Balance Sheet Date"), EMCON has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to EMCON; (ii) any acquisition, sale or transfer of any material asset of EMCON or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by EMCON or any revaluation by EMCON of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of EMCON, or any direct or indirect redemption, purchase or other acquisition by EMCON of any of its shares of capital stock; (v) any material contract entered into by EMCON, other than in the ordinary course of business and as provided to A2S or any material amendment or termination of, or default under, any material contract to which EMCON is a party or by which it is bound; (vi) any amendment or change to EMCON's Articles of Incorporation or Bylaws; or (vii) any negotiation or agreement by EMCON or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vi) (other than negotiations with A2S and its representatives regarding the transactions contemplated by this Agreement).

                  4.5. Absence of Undisclosed Liabilities. EMCON has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in EMCON's Annual Report on Form 10-K for the period ended December 31, 1997 (the "EMCON Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the EMCON Balance Sheet under generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the EMCON Balance Sheet Date and consistent with past practice.

                  4.6. Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of EMCON or any of its subsidiaries, threatened against EMCON or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on EMCON. There is no judgment, decree or order against EMCON or any of its subsidiaries or, to the knowledge of EMCON or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on EMCON.

                  4.7. Governmental Authorization. Except where the failure to obtain or have any of such EMCON Authorizations could not reasonably be expected to have a Material Adverse Effect on EMCON, EMCON and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity
(i) pursuant to which EMCON or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of EMCON's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "EMCON Authorizations"), and all of such EMCON Authorizations are in full force and effect.

                  4.8. Broker's and Finders' Fees. EMCON has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  4.9. Compliance With Laws. Each of EMCON and Sub have complied with, are not in violation of and have not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on EMCON or SUB.

                  4.10. Brokers' and Finders' Fees. EMCON has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  4.11. Execution, Delivery and Enforceability of Agreement; No Violation. This Agreement has been duly executed and delivered by or on behalf of each of EMCON and Sub, and at the Closing any other documents required hereunder to be executed and delivered by or on behalf of each of EMCON and Sub will have been duly executed and delivered. This Agreement constitutes the legal, valid and binding obligation of each of EMCON and Sub, enforceable against each of EMCON and Sub in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. Any other agreements or documents required hereunder to be executed and delivered by each of EMCON and Sub at Closing will constitute the legal, valid and binding agreements of EMCON and Sub executing the same, enforceable against each of EMCON and Sub in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. Neither the execution of this Agreement nor the consummation of the transactions contemplated by each of EMCON and Sub will violate, or constitute a default under, or permit the acceleration of maturity of, except to the extent waived, and indentures, mortgages, promissory notes, contracts or agreements to which each of EMCON and Sub is a party or by which EMCON and Sub or EMCON's and Sub's properties are bound.

                  4.12. `Information Supplied. To the Knowledge of EMCON and Sub, neither this Agreement, the Exhibits attached to this Agreement, nor any other certificate or document furnished or to be furnished by each of EMCON and Sub pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact known to EMCON or Sub, or omits or will omit to state a material fact necessary to make the statements contained in such information not misleading in light of the circumstances under which such statements were made.

                  4.13. Representations Complete. To EMCON's knowledge, none of the representations or warranties made by EMCON herein or in any Schedule hereto, including the EMCON Disclosure Schedule, or certificate furnished by EMCON pursuant to this Agreement, or the EMCON SEC Documents, or any written statement furnished to A2S pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that for purposes of this representation, any document attached hereto that provides information inconsistent with or in addition to any other written statement furnished to A2S in connection with the transactions contemplated hereby, shall be deemed to supersede any other document or written statement furnished to A2S with respect to such inconsistent or additional information.

         5.       Conduct Prior To The Effective Time.

                  5.1. Conduct of Business of A2S and EMCON. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of A2S and EMCON agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; to pay and to cause its subsidiaries to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) in the case of Taxes of A2S, to EMCON's consent to the filing of material Tax Returns if applicable; to pay or perform other obligations when due, and to use all reasonable efforts to preserve intact its present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of A2S and EMCON agrees to promptly notify the other of (x) any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect and (y) any material change in its capitalization as set forth in Sections 3.5. Without limiting the foregoing, except as expressly contemplated by this Agreement or the A2S Disclosure Schedule or the EMCON Disclosure Schedule, neither A2S nor EMCON, respectively, shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

                           (a)      Charter  Documents.   Cause or permit any
amendments  to  its  Articles  of Incorporation or Bylaws;

                           (b)      Dividends;  Changes  in  Capital  Stock.
Except for (i) the purchase of the Cuerdon Promissory Note and the related release of the 10,000 shares of A2S common stock delivered as security for the Cuerdon Promissory Note, or (ii) as otherwise approved in writing by EMCON, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

                           (c)    Other. Take, or agree in writing or otherwise
to take, any of the actions described in Sections 5.1 (a) through (b) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

                  5.2. Conduct of Business of A2S. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the A2S Disclosure Schedule, A2S shall not do, cause or permit any of the following, without the prior written consent of EMCON:

                           (a)      Material Contracts.  Enter into any material
contract  or commitment,  or violate, amend   or otherwise  modify or waive any
of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

                           (b)      Issuance of  Securities.  Issue, deliver or
sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

                           (c)      Intellectual  Property.  Transfer  to any
person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

                           (d)      Exclusive  Rights.  Enter into or amend any
agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                           (e)      Dispositions.  Sell, lease,  license or
otherwise dispose of or encumber any of its properties or assets which are material individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

                           (f)      Indebtedness.  Incur any  indebtedness for
borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                           (g)      Agreements.  Enter into, terminate or amend,
in a manner which will adversely affect the business of A2S (i) any agreement involving an obligation to pay or the right to receive $10,000 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of intellectual property rights or rights to market or sell A2S products, or (iii) any other agreement which is material to the business or prospects of A2S.

                            (h)     Payment of  Obligations.  Pay, discharge or
satisfy in an amount in excess of $10,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the A2S Financial Statements;

                           (i)      Capital  Expenditures.  Make any capital
expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                           (j)      Insurance.  Materially  reduce the amount of
any  material  insurance  coverage provided by existing insurance policies;

                           (k)      Termination  or Waiver.  Terminate or waive
any right of  substantial  value, other than in the ordinary course of business;

                           (l)      Employee Benefit Plans;  New  Hires; Pay
Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new employee, pay any special bonus or special remuneration (except payments made pursuant to written agreements outstanding on the date hereof), or increase the salaries or wage rates of its employees except in the ordinary course of business in accordance with its standard past practice;

                           (m)      Severance Arrangements.  Grant any severance
or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

                           (n)      Lawsuits.  Commence a lawsuit  other than
(i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with EMCON prior to the filing of such a suit, or (iii) for a breach of this Agreement;
                           (o)      Acquisitions.  Acquire or agree to acquire
by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material individually or in the aggregate, to its business;

                           (p)      Taxes.  Other than in the  ordinary  course
of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

                           (q)      Revaluation.  Revalue any of its assets,
including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                           (r)      Other.  Take or agree in  writing  or
otherwise  to  take, any of the actions described in Sections 5.2 (a) through
(q) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

         6.       Additional Agreements.

                  6.1      Payment of Additional Merger Consideration.

                           (a)      In addition to the Merger Consideration to
be delivered the A2S Shareholders at the Closing pursuant to Sections 1.6 and 1.7 hereof, the A2S Shareholders will be eligible to earn as additional consideration for the Merger, an aggregate earnout amount up to Three Hundred Thousand Dollars ($300,000) in the form of cash and EMCON Common Stock (the "Additional Consideration"), subject to the Surviving Corporation achieving the milestones set forth below. The form of the aggregate Additional Consideration to be paid to the A2S Shareholders (pro rata based on the total number of shares of A2S Capital Stock held by each A2S Shareholder immediately prior to the Effective Time) will be 50% in cash and 50% in shares of unregistered EMCON Common Stock valued at the closing price of EMCON Common Stock as reported on the Nasdaq National Market on the first business day following the end of an Earnings Period (as defined below).

                           (b)      In the event that the Surviving Corporation
achieves the pretax income milestones (the "Income Milestones"), subject to the conditions set forth below, during the two twelve month periods following the Effective Time (the "Earnings Period"), EMCON agrees to deliver to the A2S Shareholders the aggregate earn-out payments (the "Earnout Payments") set forth opposite each Earnings Period, all as set forth below.

           Earnings Period            Income Milestone         Earnout Payments


             Months 1-12                $500,000                  $150,000
             Months 13-24               $600,000                  $150,000

         The calculation of the Surviving Corporation's pretax income for purposes of this Section 7.1 will be based on the application of Generally Accepted Accounting Principles, consistently applied, including the use of accrual accounting. For purposes of calculating the Income Milestones, EMCON shall not allocate any portion of its general corporate overhead to the Surviving Corporation. Notwithstanding the foregoing, to the extent EMCON incurs expenses (e.g. insurance, legal, outside accounting, etc.) directly for the benefit of the Surviving Corporation, or otherwise provides administrative services for the benefit of the Surviving Corporation, the actual cost of such items (i.e., without any markup) shall be charged to the Surviving Corporation for purposes of such calculation.

                  6.2     Operation and Management of the Surviving Corporation.

                           (a)      The parties to this Agreement agree that,
unless subsequently changed with the approval of the Board of Directors of the Surviving Corporation, the Surviving Corporation will retain the name "Advanced Analytical Solutions, Inc." While name retention is primarily for client relation purposes, it symbolically signifies the reasonable operational autonomy of the Surviving Corporation desired by the parties.

                           (b)      Immediately following the Effective Time,
William  J.  Hengemihle   ("Hengemihle")  and  Christopher  M.  Wittenbrink
("Wittenbrink") shall be elected to the offices of President and Vice President, respectively, of the Surviving Corporation. Hengemihle will report directly to Gene Herson in his role as the President of EMCON's Professional Services Division.

                           (c)      Immediately  following the Effective  Time,
the  Board  of  Directors  of  Surviving   Corporation   shall  consist  of
Hengemihle, Wittenbrink, Gary McEntee and Michael Momboisse.

                           (d)      The parties hereto agree that the Surviving
Corporation will have reasonable autonomy concerning its business affairs as a manner of principle. However, the Surviving Corporation accepts and will abide by EMCON's business and personnel policies. In this regard, the Surviving Corporation agrees to at least meet the minimum standards established for all EMCON operations with respect to EMCON's policies regarding human resources, employee benefits, insurance coverage, accounting policies and procedures, contract administration and risk management.

                           (e)      EMCON will assist the Surviving Corporation
in setting up its accounting systems to comply with EMCON's standards. This shall include accrual accounting, similar charts of accounts and integration with EMCON's Sacramento Accounting Center.

                           (f)     Following the Closing, EMCON may, at its sole
option,  pay off all outstanding long  term  debt of the  Surviving Corporation.

                  6.3. Future Grant of Options to Purchase Common Stock of EMCON EMCON agrees to reserve options to purchase an aggregate of Fifty Thousand (50,000) shares of EMCON Common Stock (the "Options") for issuance to Hengemihle and Wittenbrink and other key managers of the Surviving Corporation Hengemihle and Wittenbrink deem appropriate, if any. The parties hereto intend that the Options will be incentive stock options granted pursuant to EMCON's new 1998 Stock Option Plan (the "Option Plan"). Such treatment however, will be conditioned upon the formal approval of the Option Plan by EMCON's shareholders at the annual meeting of shareholders to be held May 28, 1998 (the "Shareholder Meeting"). In the event the shareholders do not approve the Option Plan, the Options will be granted pursuant to a nonqualified plan and will, therefore, qualify as nonqualified stock options. In any event, the Options granted will be granted subject to the standard terms and conditions of the EMCON's existing stock option plan and agreements which provides, among other things, for a five year term and vesting in equal installments over a four year period. No Options will be granted prior to the date of the Shareholder Meeting. The exercise price of the Options will be set at the closing price of EMCON Common Stock as reported on the Nasdaq National Market on the date of such grant.

                  6.4. Participation in Pay-for-Performance Program. The executive officers and continuing managers of Surviving Corporation shall be eligible to participate in EMCON's Pay-for-Performance program (the "Performance Program"). For the twelve month period immediately following the Effective Time (the "First Performance Period"), the amount accrued under the Performance Program shall equal 50% of all pretax profits of the Surviving Corporation in excess of $500,000. For the twelve month period following the First Performance Period, the amount accrued under the Performance Program shall equal 50% of all pretax profits of the Surviving Corporation in excess of $600,000. Allocation of the respective bonus pools among the Surviving Corporation employees shall be at the discretion of the executive officers of the Surviving Corporation, subject only to general oversight and written consent of the Compensation Committee of the Board of Directors of EMCON.

                    At the Closing, EMCON shall loan Timothy M. Keaten the sum of Two Hundred Twenty-Five Thousand Dollars ($225,000) pursuant to the terms of a three year full recourse promissory note (the "Note") and pledge agreement ("Pledge Agreement"), in the form attached hereto as Exhibit E, secured by the EMCON Common Stock to be issued to Mr. Keaten as an A2S Shareholder in connection with the Merger as set forth in Schedule 1.7 hereto. The Note shall be due and payable in full after three years and shall bear interest payable quarterly at the rate of 8% per annum, calculated on the basis of a 360 day year.

                  6.6.     Access to Information.

                           (a)      A2S shall afford EMCON and its accountants,
counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of A2S's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of A2S as EMCON may reasonably request. A2S agrees to provide to EMCON and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. EMCON shall afford A2S and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of EMCON's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of EMCON and its subsidiaries as A2S may reasonably request. EMCON agrees to provide to A2S and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                           (b)      Subject to compliance with  applicable law,
from the date hereof until the Effective Time, each of EMCON and A2S shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                           (c)      No information or knowledge obtained in any
investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                  6.7.  Confidentiality.  The parties acknowledge that EMCON and
A2S have previously executed a non-disclosure agreement dated May 2, 1997 (the "Non-Disclosure Agreement"), which Non-Disclosure Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

                  6.8. Public Disclosure. Unless otherwise permitted by this Agreement, EMCON and A2S shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

                  6.9. Consents; Cooperation. Each of EMCON and A2S shall promptly apply for or otherwise seek, and use reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR, and shall use reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise.

                  6.10. Legal Requirements. Each of EMCON and A2S will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

                  6.11. Blue Sky Laws. EMCON shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the EMCON Common Stock in connection with the Merger. A2S shall use its best efforts to assist EMCON as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of EMCON Common Stock in connection with the Merger.

                  6.12. Nonaccredited Shareholders. Prior to the Closing, A2S shall not take any action, including the granting of employee stock options, that would cause the number of A2S shareholders who are not "accredited investors" pursuant to Regulation D promulgated under the Securities Act of 1933, as amended, to increase to more than 35 during the term of this Agreement.

                  6.13. Listing of Additional Shares. Following the Effective Time, EMCON shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of EMCON Common Stock issuable upon conversion of the A2S Common Stock in the Merger.

                  6.14. Expenses. The parties will each pay their own legal, accounting and professional expenses ("Expenses") in connection with the transactions contemplated hereby. In the event the Merger is consummated, the Expenses incurred by A2S and/or its shareholders up to an aggregate total of $20,000 shall be paid by EMCON.

                  6.15. Registration of Shares Issued in the Merger. At the Closing, EMCON shall grant to the A2S Shareholders certain registration rights set forth in the EMCON Registration Rights Agreement with respect to the shares of EMCON Common Stock issued in the Merger.

                  6.16. Personal Guarantees. From and after the Closing Date, EMCON agrees to work diligently to have each of William J. Hengemihle and Timothy M. Keaten released from his obligations and liability under the Personal Guarantees. The term "Personal Guarantee" shall mean the personal financial guarantees given by each of William J. Hengemihle and Timothy M. Keaten in connection with certain debt obligations of A2S as set forth on Schedule 6.16 hereto.


         7.       Termination, Amendment and Waiver

                  7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 7.1(b) through Section 7.1(d), by written notice by the terminating party to the other party):

                           (a)      by the mutual written consent of EMCON and
A2S;

                           (b)      by either EMCON or A2S if the Merger shall
not have been consummated by April 11, 1998, provided, however, that the right to terminate this Agreement under this Section 7.1 (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                           (c)      by  either  EMCON  or  A2S  if a  court  of
competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under this Agreement;

                           (d)      by  either  EMCON or A2S, if there has been
a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 2.2 (a) or (b) (in the case of termination by EMCON) or Section 2.3 (a) or (b) (in the case of termination by A2S) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party

                  7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, there shall be no liability or obligation on the part of EMCON, A2S or their respective officers, directors, or shareholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 0 shall remain in full force and effect and survive any termination of this Agreement.

                  7.3. Amendment This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  7.4. Extension; Waiver At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

         8.       General Provisions.

                  8.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (upon receipt), or three (3) business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one (1) business day after it is sent by reputable nationwide overnight courier service, or upon transmission, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):


         (a)      if to EMCON, to:

                  EMCON
                  400 S. El Camino Real, Suite 1200
                  San Mateo, CA  94402
                  Attention:  R. Michael Momboisse, Chief Financial Officer
                  Fax:     (650) 375-0763

                  with a copy to:

                  Gray Cary Ware & Freidenrich LLP
                  400 Hamilton Avenue
                  Palo Alto, CA  94301
                  Attention:  Eric J. Lapp, Esq.
                  Fax:     (650) 328-6561

         (b)      if to A2S, to

                  Advanced Analytical Solutions, Inc.
                  1331 17th Street, Suite 600
                  Denver, CO  80202
                  Attention:  William J. Hengemihle, President
                  Fax:     (303) 295-2692

                  with a copy to:

                  Schlueter & Associates, P.C.
                  1050 Seventeenth Street, Suite 1700
                  Denver, Colorado 80265
                  Attention: Henry F. Schlueter
                  Fax:     (303) 292-3883

         (c)      if to the A2S Shareholders:

                  William J. Hengemihle
                  51 Casselberry Drive
                  Audubon, Pennsylvania 19403

                  Christopher M. Wittenbrink
                  2715 South Pierce Street
                  Denver, Colorado 80227

                  Timothy M. Keaten
                  3048 East Clairton Drive
                  Highlands Ranch, Colorado 80126
                  Fax: (303) 703-0527

                  with a copy to:

                  Schlueter & Associates, P.C.
                  1050 Seventeenth Street, Suite 1700
                  Denver, Colorado 80265
                  Attention: Henry F. Schlueter
                  Fax:     (303) 292-3883

                  8.2. Definitions. In this Agreement any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters.

                  8.3. Counterparts This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  8.4. Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the A2S Disclosure Schedule and the EMCON Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, and shall not be assigned by operation of law or otherwise without the written consent of the other party.

                  8.5. Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                  8.6. Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                  8.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within San Mateo County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

                    The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         IN WITNESS WHEREOF, A2S, EMCON and the Shareholders' Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

"EMCON"

EMCON

By:    \o\ R. Michael Momboisse
       ----------------------------

Name:  R. Michael Momboisse
       ----------------------------

Title: CFO and VP Legal
       ----------------------------


"SUB"

ADVANCED ANALYTICAL SOLUTIONS
   DELAWARE , INC.,
   a Delaware corporation

By:    \o\ R. Michael Momboisse
       ----------------------------

Name:  R. Michael Momboisse
       ----------------------------

Title: President
       ----------------------------


"A2S"
ADVANCED ANALYTICAL SOLUTIONS,
   INCORPORATED,
   a Colorado corporation

By:    \o\ William J. Hengemihle
      ----------------------------

Name:  William J. Hengemihle
      ----------------------------

Title: President
      ----------------------------

"A2S SHAREHOLDERS"

\o\  William J. Hengemihle
------------------------------
William J. Hengemihle


\o\ Christopher M. Wittenbrink
------------------------------
Christopher M. Wittenbrink


\o\ Timothy M. Keaten
------------------------------
Timothy M. Keaten

List of Exhibits

Exhibit A             -        Certificate of Merger

Exhibit B-1           -        Legal Opinion of EMCON

Exhibit B-2           -        Legal Opinion A2S

Exhibit C             -        Employment and Non-Competition Agreement

Exhibit D             -        Consulting Agreement

Exhibit E             -        Promissory Note and Pledge Agreement

Exhibit F             -        Registration Rights Agreement


                                                   Schedule 1.7

                                               Merger Consideration

    A2S SHAREHOLDER           STATE OF              NO. SHARES A2S                    CASH                        EMCON
                              RESIDENCE              COMMON STOCK                  CONSIDERATION               COMMON STOCK
    ---------------           --------              --------------                 -------------               ------------

 William J. Hengemihle      Pennsylvania                 30,000                     $272,727                       55,944

   Timothy M. Keaten          Colorado                   30,000                     $272,727                       55,944

     Christopher M.           Colorado                    6,000                      $54,545                       11,189
      Wittenbrink

         Total                                           66,000                     $599,999                      123,077
